UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 21, 2010

CABOT OIL & GAS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-10447	04-3072771
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Three Memorial City Plaza 840 Gessner Road, Suite 1400 Houston, Texas	77024
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 589-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 8.01.	Other Events.

In 2006, Cabot Oil & Gas Corporation (the “Company”) adopted its Mineral, Royalty and Overriding Royalty Interest Plan under which the Company may offer to a number of its employees, including its named executive officers, the opportunity to purchase a portion of participating and non-participating royalty and overriding royalty interests acquired by the Company from time to time for cash at a price determined using the same cost basis as the Company acquired such interests.

On July 21, 2010, the Compensation Committee of the Company’s Board of Directors approved the offering to 85 participants, including three named executive officers of the Company, of the opportunity to purchase portions of certain overriding royalty interests recently acquired by the Company located in Shelby, San Augustine and Nacogdoches counties, Texas. Interests are being offered to key professional employees in the Company’s South region and to management level employees in the Company’s North region and the corporate office. Participants are being offered an interest determined to be commensurate with their level of responsibility and their income. Each participant is being offered an undivided interest in the same properties, and no individual employee is being offered interests with a purchase price in excess of $69,550. The total purchase price for all interests offered aggregates approximately $1.4 million.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CABOT OIL & GAS CORPORATION

By:	/s/ Lisa A. Machesney
Lisa A. Machesney
Vice President, Managing Counsel and Corporate Secretary

Date: July 26, 2010

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